Exhibit 12.1

BECTON, DICKINSON AND COMPANY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated, together with a pro forma ratio of earnings to fixed charges for the three months ended December 31, 2014 and the year ended September 30, 2014, giving effect to the acquisition of CareFusion and the transactions related thereto and completion of the exchange offers, assuming all of the CareFusion Notes are validly tendered for exchange for BD Notes prior to the Early Consent Date and accepted, as if they had occurred on October 1, 2013. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this registration statement and the unaudited pro forma condensed combined financial information included in this registration statement.

	Pro Forma Three Months Ended December 31,		Three Months Ended December 31,		Pro Forma Year Ended September 30,	Year Ended September 30,
	2014		2014		2014	2014	2013	2012	2011	2010
	(in millions except for the Ratio of Earnings to Fixed Charges)
Earnings:
Income from Continuing Operations Before Income Taxes	$245		$285		$1,412	$1,522	$1,165	$1,472	$1,618	$1,567
Interest Capitalized, Net(1)	(2)		(2)		(11)	(10)	(11)	(17)	(19)	(17)
Fixed Charges	129		54		532	191	194	191	145	109

Earnings as Adjusted	$372		$337		$1,933	$1,703	$1,348	$1,646	$1,744	$1,659

Fixed Charges:
Interest Cost	$117	(3)	$48	(3)	$476	$167	$171	$169	$122	$88
Interest Allocable to Rental Expenses(2)	10		6		40	24	23	22	23	21
Amortization of Debt Expense	2		—		16	—	—	—	—	—

Fixed Charges	$129		$54		$532	$191	$194	$191	$145	$109

Ratio of Earnings to Fixed Charges	2.9		6.2		3.6	8.9	6.9	8.6	12.0	15.2

(1)	Includes amortization of capitalized interest less interest capitalized for the period.
(2)	Portion of rent expense representing interest.
(3)	Excludes approximately $35 million in commitment fees incurred in connection with a bridge loan facility during the three months ended December 31, 2014, that was entered into in connection with the acquisition of CareFusion.